Exhibit 10.29

November 19, 2004

Mr. William G. Shrader

11160 E Gold Dust Ave

Scottsdale, Arizona  85259

Dear Bill,

On behalf of MAIN STREET RESTAURANT GROUP, INC (MSRG). I am pleased to summarize your compensation agreement as President and CEO.

The term of this agreement is two (2) years commencing on January 1, 2005 and ending on April 1, 2007. Your annual salary for 2005 will be at an annual rate of $373,800 (payable bi-weekly in the normal payroll practices of MSRG).  Compensation for the year 2006 is to be increased by at least $10,000, or such higher amount determined and agreed to by the Compensation Committee of the Board of Directors.

Additionally, this agreement provides for you to continue your participation in the Company’s performance bonus, stock option and restricted stock grant programs.

BONUS

Earned Bonus compensation is determined as a percentage of base compensation, measured by meeting EBITDA (Cash flow) Targets as follows:

•                  30% bonus if Main Street meets last year’s EBITDA target

•                  45% bonus if Main Street meets Budgeted EBITDA target

•                  60% bonus maximum if Main Street exceeds budgeted EBITDA by the difference of budgeted EBITDA and last year’s actual EBITDA

By way of example only for the bonus computation, if last year’s EBITDA is $10.0 million and the current year Budgeted EBITDA target is $12.5 million, then the following bonus percentage would apply to the base compensation if the actual EBITDA is as follows:

$10.0 million	30%	Achieving last year’s EBITDA
$11.0 million	36%	1.0 m / 2.5 m times 15%
$12.5 million	45%	Achieving target EBITDA
$13.0 million	48%	.5 m / 2.5 m times 15%
$15.5 million	60%	Maximum % that can be earned

STOCK OPTIONS OR RESTRICTED STOCK

Stock Options

If MSRG continues with its current stock option program, Mr. Shrader will be awarded 100,000 ten year options, vesting 1/3 at the time of issuance, 1/3 after one year and the final 1/3 two years later. The option price for all options will be the market price on the date of approval and grant by the compensation committee of the board of directors.

Restricted Stock Grants

If MSRG discontinues its stock option grant program and replaces it with a Restricted Stock Grant program, then Mr. Shrader will be entitled to receive 25,000 restricted shares each year at the same terms and conditions as set forth by the Compensation committee of the board.

BENEFITS

You will be eligible for the standard employee health and welfare package in addition to an annual, company-paid executive physical and participation in the company’s 401(K) program.

DEATH OR DISABILITY

In the event of your death or permanent disability (as reasonably determined by Main Street) during the term of this agreement, Mr. Shrader will receive a continuation of his salary for (12) twelve months, payable monthly to his estate or designee. In addition he will be entitled to the prorated bonus which would have accrued under this agreement.  It is expected that during 2005, the company will evaluate life insurance benefit programs that would be expected to replace this section.

SEVERANCE UPON TERMINATION WITHOUT CAUSE

If you are terminated without cause you will be eligible to receive (12) months of your base pay plus a prorated amount of your annual bonus (if applicable) earned during your last year of active employment.

CHANGE IN CONTROL

In the event of a Change of Control (an event where the control of MSRG becomes vested in stockholders different than those who control today), all non-vested stock options and/or restricted stock grants will become immediately vested.  In addition, at your option you will receive 24 months of your base salary, plus a prorated amount of your annual bonus earned for the portion of the year actually worked as severance, or the opportunity to accept, if offered, an equivalent position and salary with the then new organization

This contract supersedes any other promises, offers or previous contracts or agreements.

Bill, on behalf of the Company and Board of Directors I would like to congratulate you on the progress you have made with the company in the short time you have been its CEO and wish you the best of luck in continuing this adventure with Main Street.  We believe that you have made a substantial contribution to the organization and will direct the company to achieving our present and future goals.

Sincerely,

/s/ John F. Antioco
John F. Antioco

Chairman of Compensation Committee
Main Street Restaurant Group, Inc.
Board of Directors

AGREED TO AND ACKNOWLEDGED BY:

/s/ William G. Shrader	1/25/05
Date